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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 19, 2008

ULittle Squaw Gold Mining Company

(Exact Name of Registrant as Specified in its Charter)

Alaska	001-06412	91-0742812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3412 S Lincoln Drive, Spokane WA	99203-1650
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: U(509) 624-5831

UN/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (5-06)

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Item 8.01  Other Events

On March 19, 2008, Little Squaw Gold Mining Company  (“Little Squaw” or “the Company”) reported receipt of draft results of an independent economic scoping study on its alluvial gold deposit discovery in the Little Squaw Creek drainage located on the Company’s wholly owned Chandalar, Alaska, mining property.  The study concludes gold-bearing gravels contain a minimum of 231,000 ounces of recoverable gold that could be extracted at a cash cost of $442 per ounce and a full cost of $711 per ounce. The Company believes the deposit can be substantially expanded through additional drilling and that an increase in its size would significantly increase profitable mine life and lower unit costs.

The scoping study examines an open-pit mine plan that would begin with production at 30,000 ounces of gold per year and yield an average of 21,000 ounces of gold per year over an 11-year mine life. Required start-up capital is estimated at $17.9 million dollars with life-of-mine capital costs at $30.6 million. Cash flow analyses run at $900-per-ounce gold show a 33 percent internal rate of return on capital investment with a 3.6-year payback. Cumulative net revenues are projected to total $204 million (after transport cost deduction and refining losses), net cash flow projection totals $44 million and the net present value of cash flow projection totals $12 million using a 15 percent discount rate. The scoping study was done by a consulting licensed mining engineer experienced in the operation of alluvial gold mines.

The Company does not purport to have a U.S. Securities and Exchange Industry Guide 7 compliant mineral resource.  It does, however, believe that the quantity of mineralized material as defined in the scoping study falls within the definition of resource classifications by the Canadian Institute of Mining.

For additional information, please see the press release, incorporated herein as exhibit 99.1.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1  - Press Release, March 19, 2008

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Little Squaw Gold Mining Company (Registrant)

Dated: March 19, 2008	By: /s/ Ted R. Sharp
Ted R. Sharp Principal Financial Officer